UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2014

CULLEN/FROST BANKERS, INC.
(Exact name of issuer as specified in its charter)

Texas	001-13221	74-1751768
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Houston Street, San Antonio, Texas	78205
(Address of principal executive offices)	(Zip Code)

(210) 220-4011
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
At the close of business on May 30, 2014, Cullen/Frost Bankers, Inc. ("Cullen/Frost") completed its acquisition (the "Merger") of WNB Bancshares, Inc. ("WNB"), pursuant to the terms and conditions of an Agreement and Plan of Merger (the "Merger Agreement").
As a result of the Merger, in which WNB was merged with and into Cullen/Frost, Cullen/Frost issued two million shares of the common stock, par value $.01 per share, of Cullen/Frost and paid approximately $49.6 million in cash. At closing WNB had total assets of approximately $1.8 billion, total loans of approximately $668.3 million and total deposits of approximately $1.6 billion. Additionally, WNB paid approximately $20.1 million in connection with a reverse stock split completed during the first quarter of 2014, resulting in a reduced amount of WNB equity at closing of approximately $64.4 million.
The Merger qualifies as an asset sale under Section 338(h)(10) of the Internal Revenue Code. In accordance with the Merger Agreement, Jack Wood and Donald Wood, the shareholders of WNB, may not sell the shares of common stock that they received as consideration in the Merger for one year and six months, respectively, after the closing of the Merger, with daily limitations on sales following the end of such periods, and may not sell a certain portion of such shares for two years after the closing of the Merger. Cullen/Frost has agreed that Jack Wood will be elected to the board of directors of Cullen/Frost at the next meeting of the board of directors, which is expected to be on July 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CULLEN/FROST BANKERS, INC.

By:    /s/ Phillip D. Green
Phillip D. Green
Group Executive Vice President
and Chief Financial Officer

Dated:    June 3, 2014